CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A of Fidelity School Street Trust: Spartan Intermediate Municipal Income Fund (formerly Fidelity Limited Term Municipal Income Fund), of our report dated February 6, 1998 on the financial statements and financial highlights included in the December 31, 1997 Annual Report to Shareholders of Spartan Intermediate Municipal Income Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
March 13, 1998